BEAR, STEARNS & CO. INC.

383 Madison Avenue

New York, New York 10179

(212) 272-2000

Purchase and Sale Agreement

June 7, 2007

Prides Capital Fund I, L.P.

200 High Street, Suite 700

Boston, MA 02110

Re:	Series B-1 Cumulative Convertible Preferred Stock of The Princeton Review, Inc.

Ladies and Gentlemen:

This purchase and sale agreement (including all schedules hereto, the “Purchase Agreement”) will confirm that Bear, Stearns & Co. Inc. (the “Seller”) will sell, and Prides Capital Fund I, L.P. (the “Purchaser”) will purchase 6,000 shares of Series B-1 Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Shares”) of The Princeton Review, Inc. (the “Issuer”) and that the Purchaser will assume all of the rights and obligations of the Seller pursuant to the Agreement (as defined below), including the Fletcher Rights (as defined in the Agreement), on June 8, 2007 (the “Trade Date”), for an aggregate consideration of $13,796,100.00 (the “Purchase Price”). The Purchase Price will be paid by the Purchaser to the Seller against delivery of the Shares with a stock power to the Purchaser, this Purchase Agreement and the Assignment Agreement (as defined below).

In connection with the sale, the Seller hereby represents and warrants to the Purchaser as of the date hereof (which representations and warranties will be deemed repeated on the Trade Date), as follows:

1.	The Seller is not an “affiliate” of the Issuer as that term is defined in paragraph (a)(1) of Rule 144;

2.

The Seller is the beneficial owner of the Shares, and has good and valid title to the Shares. Except for this Purchase Agreement, there are no outstanding agreements, commitments, options, liens, pledges, debts or other encumbrances on the Shares, or obligations of any nature to which the Seller is a party, or which it is bound, affecting the sale and transfer of the Shares. Except for any restrictions on transfer arising under the Agreement, dated May 28, 2004, by and between the Issuer and Fletcher International, Ltd. and its successors and assigns (the “Agreement”), and the Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock of the Issuer, on the Trade Date, the Seller will transfer to the Purchaser, valid title to the Shares, free and clear of all liens, claims, charges, encumbrances or security interests;

3.

The Seller purchased the Shares on January 31, 2007 from an entity which represented to the Seller that it was not, at the time of sale to the Seller, an “affiliate” and that such entity fully paid for the Shares on June 4, 2004, and that such entity had has beneficially owned the Shares continuously since that time and the Seller has beneficially owned the Shares continuously since its date of purchase of the Shares. The Shares were acquired in a private transaction separate from any public offering, and the Seller did not purchase such Shares with a view to distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”);

4.	The Seller has not offered or sold the Shares by any form of general solicitation or advertising;

5.

The Seller has all requisite power and authority to execute, deliver and perform its obligations under this Purchase Agreement and the Assignment Agreement, dated the date hereof, by and between the Seller and the Purchaser, attached hereto as Schedule A (the “Assignment Agreement”). The Purchase Agreement and the Assignment Agreement have been validly executed and delivered by the Seller and constitute the legal, valid and binding agreements of the Seller enforceable against the Seller in accordance with their respective terms, except to the extent (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

6.

The execution and delivery of the Purchase Agreement and the Assignment Agreement, the sale of the Shares under this Purchase Agreement, the assumption by the Purchaser of the Seller’s rights and obligations under the Agreement, the fulfillment of the terms of this Purchase Agreement and the consummation of the transactions contemplated hereby will not result in a conflict with or constitute a violation of, or default (with the passage of time or otherwise) under any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Seller or its properties. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of the Purchase Agreement and the Assignment Agreement by the Seller, the sale of the Shares by the Seller pursuant to this Purchase Agreement and the consummation of the transactions contemplated hereby, other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws;

7.

No brokerage or finder’s fees or commissions are or will be payable by Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by the Purchase Agreement and the Assignment Agreement, and the Seller has not taken any action that would cause Purchaser to be liable for any such fees or commissions. Seller agrees that the Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any person for fees of the type contemplated by this Section with the transactions contemplated by the Purchase Agreement and the Assignment Agreement; and

8.

Assuming the accuracy of the representations and warranties of the Purchaser set forth below, the offer and sale of the Fletcher Rights by the Seller to the Purchaser as contemplated hereby are exempt from the registration requirements of the Securities Act.

In connection with the purchase, the Purchaser hereby represents and warrants to the Seller as of the date hereof (which representations and warranties will be deemed repeated on the Trade Date), as follows:

1.

The Purchaser understands that the Shares have not been registered under the Securities Act or under any state securities laws, and may not be sold except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements;

2.	The Purchaser is purchasing the Shares for its own account and not with a view to distribution in violation of the Securities Act;

3.

The Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and a "qualified institutional buyer," as that term is defined in Rule 144A under the Securities Act, and have such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of the acquisition of the Shares, and, having had access to, or having been furnished with, all such information as we have considered necessary, have concluded that we are able to bear those risks;

4.	The Shares were not offered or sold to us by any form of general solicitation or general advertising;

5.

The Purchaser acknowledges that if any transfer of the Shares is to be made in reliance on any exemption under the Securities Act, the Issuer may require an opinion of counsel reasonably satisfactory to it that such transfer may be made pursuant to an exemption under the Securities Act;

6.

In making any subsequent offering or sale of the Shares the Purchaser will be acting only for itself and not as part of a sale or planned distribution which would be in violation of the Securities Act;

7.

The Purchaser acknowledges that, so long as appropriate, a legend similar to the following may appear on the certificates representing the Shares: “These securities have not been registered under the Securities Act of 1933 and may be reoffered and sold only if so registered or if an exemption from registration is available.”;

8.

The Purchaser represents that it is a sophisticated investor and has reviewed the Shares and the documentation related thereto and the information related to the Issuer and is not relying on the Seller with respect thereto and that the Seller has made no representations as to the Shares, such documentation or the Issuer other than as set forth above;

9.

The Purchaser has all requisite power and authority to execute, deliver and perform its obligations under the Purchase Agreement and the Assignment Agreement. The Purchase Agreement and the Assignment Agreement have been validly executed and delivered by the Purchaser and constitute the legal, valid and binding agreements of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except to the extent (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

10.

The execution and delivery of the Purchase Agreement and the Assignment Agreement, the purchase of the Shares under this Purchase Agreement, the assumption by the Purchaser of the Seller’s rights and obligations under the Agreement, the fulfillment of the terms of this Purchase Agreement and the consummation of the transactions contemplated hereby will not result in a conflict with or constitute a violation of, or default (with the passage of time or otherwise) under any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Purchaser or its properties. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of the Purchase Agreement and the Assignment Agreement by the Purchaser, the purchase of the Shares by the Purchaser pursuant to this Purchase Agreement and the consummation of the transactions contemplated hereby, other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws.

Notwithstanding any investigation made by any party to this Purchase Agreement, all covenants, agreements, representations and warranties made by Seller and the Purchaser herein shall survive the execution of this Purchase Agreement, the delivery to the Purchaser of the Shares being purchased, the payment therefor and the other transactions contemplated hereby, and a party’s reliance on such representations and warranties shall not be affected by any investigation made by such party or any information developed thereby.

The Purchaser’s obligation to purchase the Shares on the Trade Date shall be subject to the condition that the Purchaser shall have received an opinion (subject to all assumptions set forth therein) of counsel to the Seller in the form attached hereto as Schedule B, dated as of the Trade Date, that the sale of the Shares to the Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.

This Purchase Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Seller and the Purchaser. Any waiver of a provision of this Purchase Agreement must be in writing and executed by the party against whom enforcement of such waiver is sought.

This Purchase Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Purchase Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. If any provision contained in this Purchase Agreement is determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Purchase Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law).

This Purchase Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Purchase Agreement, it shall not be necessary to produce or account for more than one such counterpart.

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Very truly yours,
BEAR, STEARNS & CO. INC.

By: /s/Michael Lloyd
Name: Michael Lloyd
Title: Senior Managing Director
Date: June 7, 2007

ACCEPTED AND AGREED:

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its general partner

By: /s/Kevin A. Richardson, II

Name: Kevin A. Richardson, II
Title: Managing Member

Date: June 7, 2007

Schedule A to Purchase and Sale Agreement dated June 7, 2007

Assignment Agreement

Schedule B to Purchase and Sale Agreement dated June 7, 2007

Form of Opinion of Counsel to the Seller

1.            No registration of the outstanding Shares under the Securities Act of 1933, as amended, is required for the offer and sale of the Shares by the Seller to you, solely in the manner contemplated by the Purchase and Sale Agreement.

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